Exhibit 10.1

Description of Annual Incentive and Long-Term Incentive Bonus Awards

          CT Communications, Inc. (the “Company”) maintains an annual incentive discretionary bonus plan (the “annual incentive plan”) and long-term incentive discretionary bonus plan (the “long-term incentive plan”) for the benefit of its executive officers, other officers and certain other key employees of the Company. The annual incentive plan and the long-term incentive plan are administered and paid out under the Company’s Amended and Restated 2001 Stock Incentive Plan.

          The annual incentive award may be paid each year based on goals established and approved by the Company’s Compensation Committee. Potential bonuses are specified as a percentage of the employees’ annual base salary. For 2004, the annual incentive award will be based on a combination of financial and operational objectives. Such objectives are: operating revenue; operating earnings before interest, taxes, depreciation and amortization; operating free cash flow; aggregate net customer growth in the Company’s ILEC, CLEC, Greenfield, Wireless and DSL businesses; and aggregate customer disconnects in the Company’s ILEC, CLEC, Greenfield, Wireless and DSL businesses. The annual incentive award consists of 75% cash and 25% restricted common stock. The restricted common stock portion of the annual incentive award vests one year from the award date.

          The Company, as authorized by the Compensation Committee, may also pay a long-term incentive award based on a three-year performance period with performance goals established at the beginning of the cycle. Potential bonuses are specified as a percentage of the employees’ annual base salary. For the 2002 to 2004 performance period, the long-term incentive award is based on growth rates for key financial measurements. Such measurements are: operating revenue; operating earnings before interest, taxes, depreciation and amortization; earnings per share and total shareholder return (compared to a peer stock index). The long-term incentive award consists of 50% cash and 50% restricted common stock. The restricted common stock portion of the long-term incentive award vests two years from the award date. The price that is used to calculate the number of shares of restricted stock issued will be 90% of the average closing NASDAQ price for all trading days in the month of December at the end of the applicable performance period.

          In addition to the annual and long-term incentive compensation, compensation for executive officers may include additional awards of nonqualified and/or incentive stock options issued under the Company’s Amended and Restated 2001 Stock Incentive Plan.